SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                             PetroQuest Energy, Inc
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    716748108
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement |_|.(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 716748108                   13G                      Page 2 of 4 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     CRAMER ROSENTHAL MCGLYNN, LLC
     IRS ID# 13-3156718
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     INCORPORATED IN THE STATE OF NEW YORK
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,953,800
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          149,500
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,953,800
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            149,500
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     2,103,300
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     6.47%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     IA
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 of 4 Pages

Item 1.     (a)   Name of Issuer:

                  PetroQuest Energy, Inc

            (b)   Address of Issuer's Principal Executive Offices:

                  400 E. KALISTE SALOOM RD., SUITE 6000
                  LAFAYETTE, LOUISIANA  70508

Item 2.     (a)   Name of Person Filing:

                  CRAMER ROSENTHAL MCGLYNN, LLC

            (b)   Address of Principal Business Office:

                  520 Madison Avenue, New York, New York 10022

            (c)   Citizenship:

                  INCORPORATED IN THE STATE OF NEW YORK

            (d)   Title of Class of Securities:

                  COMMON STOCK

            (e)   CUSIP Number:

                  716748108

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   |_|   Broker or Dealer registered under Section 15 of the Act

            (b)   |_|   Bank as defined in section 3(a)(6) of the Act

            (c)   |_|   Insurance Company as defined in section 3(a)(19) of the
                        Act

            (d)   |_|   Investment Company registered under section 8 of the
                        Investment Company Act

            (e)   |X|   Investment Adviser registered under section 203 of the
                        Investment Advisers Act of 1940

            (f)   |_|   Employee Benefit Plan, Pension Fund which is subject to
                        the provisions of the Employee Retirement Income
                        Security Act of 1974 or Endowment Fund; see Section
                        240.13d-1(b)(1)(ii)(F)

            (g)   |_|   Parent Holding Company, in accordance with section
                        240.13d-1(b)(1)(ii)(G)

            (h)   |_|   Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

                                                               Page 4 of 4 Pages

Item 4.     Ownership.



Item 5.     Ownership of Five Percent or Less of a Class.

            NOT APPLICABLE

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            ONE CLASS OF STOCK 6.47%

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            NOT APPLICABLE

Item 8.     Identification and Classification of Members of the Group.

            NOT APPLICABLE

Item 9.     Notice of Dissolution of Group.

            NOT APPLICABLE

Item 10.    Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                        Signature.

                                        /s/ Elizabeth Coley
                                        --------------------------------
                                        General Counsel


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true,complete and correct.


Date: 1/10/03